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                                                        EXHIBIT 11.1


                            ASPEN TECHNOLOGY, INC.
                COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)

                                                                    Years Ended June 30,
                                                          ---------------------------------------
                                                             1994          1995           1996
                                                             ----          ----           ----
Weighted Average Common and Common Equivalent Shares:
 Weighted Average Common Stock Outstanding During the
     Period ............................................   3,404,152     6,892,716      7,928,736
 Weighted Average Common Equivalent Shares .............   3,032,559       888,305             --
 Dilutive Effect of Common and Common Equivalent Shares
     Issued Subsequent to August 31, 1993 (2) ..........     108,192            --             --
                                                          ----------    ----------     ----------
                                                           6,544,903     7,781,021      7,928,736
                                                          ==========    ==========     ==========

Adjustment of Net Income (loss) (In thousands):
 Actual Net Income (loss) ..............................  $    3,698    $    5,416     $  (15,185)
 Effect of Treasury Stock Method .......................          90            --             --
                                                          ----------    ----------     ----------
 Adjusted Net Income (loss) ............................  $    3,788    $    5,416     $  (15,185)
                                                          ==========    ==========     ==========

(1) Fully diluted net income (loss) per share has not been separately presented, as the amounts would not be materially different from primary net income (loss) per share.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and preferred stock, options and warrants issued at prices below the initial public price of $11 per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all period presented. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.

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